Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 24, 2009 (the “Effective Date”), by and between Echo Global Logistics, Inc., a Delaware corporation (the “Company”), and Douglas R. Waggoner (“Waggoner”).

1.                                       Employment; Position and Duties.  The Company agrees to employ Waggoner, and Waggoner agrees to be employed by the Company, upon the terms and conditions of this Agreement.  Waggoner shall be employed by the Company as the Company’s Chief Executive Officer reporting to the Board of Directors of the Company (the “Board”).  In this capacity, Waggoner agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner.  Waggoner’s duties shall include all those duties customarily performed by the Chief Executive Officer, as well as those additional duties commensurate with his position as Chief Executive Officer that may be reasonably assigned by the Board.  Waggoner shall comply with any policies and procedures established for Company employees, including, without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Waggoner.

2.                                       Board Meetings.  Waggoner shall be entitled to attend all meetings of the Board; provided, that the Board may exclude Waggoner from all or any portion of a meeting if the Board believes in good faith that such exclusion is reasonably necessary for the effective conduct of business by the Board or management of the Company or to preserve the confidentiality or privileged nature of certain information.

3.                                       Term of Employment.  This Agreement shall become effective upon the Effective Date.  The term of this Agreement shall commence on the Effective Date and shall expire on January 1, 2012, unless earlier terminated by either party, in accordance with the terms of this Agreement and/or the following sentence.  This Agreement may be terminated by Waggoner or by the Company through a majority vote of the Board, at any time, with or without Cause (as defined below).  Upon the termination of Waggoner’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 6, 8, 9, 10, 11, 12 and 13 of this Agreement.

4.                                       Compensation.  Waggoner shall be compensated by the Company for his services as follows:

(a)                                  Base Salary.  Waggoner shall be paid an initial base salary of $350,000 per year in accordance with the Company’s normal payroll procedures.  Increases in Waggoner’s base salary, if any, shall be as approved by the Board or its compensation committee.

(b)                                 Benefits.  During the term of this Agreement, Waggoner shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions.  In addition, Waggoner shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.

(c)                                  Performance Bonus.  In addition to the base salary, Waggoner shall be eligible to receive an annual performance bonus (“Performance Bonus”) to be approved from time to time by the Board or its compensation committee.  The Performance Bonus shall be paid within the two-and-one-half month period ending on the 15th day of the third month following the end of the Company’s fiscal year.

(d)                                 Expenses.  In addition to reimbursement for business expenses incurred by Waggoner in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Waggoner for the full amount of his medical insurance costs should he elect to participate in the Company’s medical insurance program(s).

(e)                                  Other Insurance Costs. The Company also agrees to pay the premiums in an amount not to exceed $17,500 annually for a life insurance policy currently in effect which Waggoner purchased prior to the commencement of employment. Waggoner shall tender to the Company invoices for premiums and the Company shall make timely payments as required. Upon the termination of his employment with the Company, the responsibility for payment of premiums shall revert to Waggoner. Waggoner reserves the right at all times to designate the beneficiary of the policy.

5.                                       Stock Options.  On November 1, 2006, Waggoner was granted options (the “Options”) to purchase an aggregate of 900,000 shares of common stock (the “Shares”) of the Company at a purchase price of $1.84 per Share.  The Shares acquired upon exercise of the Options shall be subject to a right of first refusal that shall terminate upon the completion of the Company’s Initial Public Offering (as defined below).  In the event that Waggoner’s employment with the Company is terminated, Waggoner shall have ninety (90) days following such termination to exercise any vested Options; provided, however, that in the case of termination due to death or disability, such period shall be six (6) months.  Notwithstanding the foregoing, the Options shall not be exercisable after the expiration of their terms.  The Options vest as follows: 100,000 Shares vested on November 16, 2006; an additional 200,000 Shares vested on January 1, 2008; an additional 200,000 Shares vested on January 1, 2009; an additional 200,000 Shares shall vest on January 1, 2010; and an additional 200,000 Shares shall vest on January 1, 2011.   Except as provided herein, such Options shall be subject to the terms of the Company’s 2005 Option Plan and the option agreement provided to Waggoner pursuant to such plan. The number of Shares and option price per Share set forth in this Section 5 shall be appropriately adjusted to reflect any Share splits or Share dividends after the Effective Date.  In addition, upon the completion of an Initial Public Offering, the Options shall be exercisable for shares of the class of common equity securities sold in such offering.

For purposes of this Agreement, “Initial Public Offering” means any initial public offering by the Company of its common equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or any comparable statement under any similar federal law then in force, that results in no less than $50,000,000 of net proceeds to the Company.

The vesting of the Options shall accelerate, in the proportion specified herein, in the event that, during the term of this Agreement, there occurs the sale to any third party of at least fifty percent (50%) of the total then-outstanding Shares of the Company for a cash or publicly traded stock purchase price equal to at least $8.00 (eight dollars) per Share or the Company consummates an Initial Public Offering.  If either of these acceleration events occur prior to November 1, 2008, then fifty percent (50%) of the unvested Options shall accelerate; if either of these acceleration events occur after October 31, 2008, then seventy-five percent (75%) of the unvested Options shall accelerate.

6.                                       Benefits Upon Termination.

(a)                                  Termination for Cause or Termination for Other than Good Reason.  In the event of the termination of Waggoner’s employment by the Company for Cause (as defined below), the termination of Waggoner’s employment by reason of his death or disability, or the termination of Waggoner’s employment by Waggoner for any reason other than without Cause or for Good Reason (as defined below), Waggoner shall be entitled to no further compensation or benefits from the Company other than those earned under Sections 4(a), 4(b), and 4(c) through the date of termination, or in the case of any Options, vested through the date of termination.  All unvested Options shall thereupon terminate immediately, and all vested Options shall be subject to the terms and conditions of the applicable award.

For purposes of this Agreement, a termination for “Cause” occurs if Waggoner’s employment is terminated by the Company for any of the following reasons:

(i)                                     his material breach of any provision of this Agreement, provided that in those instances in which his material breach is capable of being cured, Waggoner has failed to cure within a thirty (30) day period after notice from the Company,

(ii)                                  theft, dishonesty, or falsification of any employment or Company records by Waggoner;

(iii)                               the reasonable determination by the Board that Waggoner has committed an act or acts constituting a felony or any act involving moral turpitude; or

(iv)                              the reasonable determination by the Board that Waggoner has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business.

For purposes of this Agreement, a termination for “Good Reason” occurs if Waggoner terminates his employment for any of the following reasons and within two years of the initial existence of such reason:

(i)                                     the Company materially reduces Waggoner’s duties or responsibilities below what is customary for a Chief Executive Officer or President of a business that is similar to the Company without Waggoner’s consent, including a requirement that Waggoner report to a corporate officer or employee instead of reporting directly to the Board;

(ii)                                 the Company requires Waggoner to relocate his office more than 100 miles from the current office of the Company without his consent; or

(iii)                             the Company has materially breached the terms of this Agreement.

If one or more of the above conditions exist, Waggoner must provide notice to the Company within a period not to exceed ninety (90) days of the initial existence of the condition.  Upon such notice, the Company shall have a period of thirty (30) days during which it may remedy the condition.

(b)                                 Termination Without Cause or Termination for Good Reason.  If Waggoner’s employment is terminated by the Company for any reason other than for Cause or by reason of his death or disability, or if Waggoner’s employment is terminated by Waggoner for Good Reason, Waggoner shall be entitled to:

(i)                                     receive continued payment of his base salary, less applicable withholding, in accordance with the Company’s normal payroll procedures, for twenty-four (24) months following the termination of Waggoner’s employment; and

(ii)                                 additional vesting of 150,000 otherwise unvested Options; and

(iii)                             receive continued Company provided insurance benefits with the costs borne by the Company for Waggoner and his dependents for a period ending on the earlier of:  (A) twenty-four (24) months following the termination or (B) the date Waggoner has secured comparable benefits through another organization’s benefits program.  To the extent these payments are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then reimbursement for an eligible expense must be made on or before the last day of Waggoner’s taxable year following the taxable year in which the expense was incurred.

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 6(b) unless and until Waggoner shall have executed a general release and waiver of claims against the Company, consistent with Section 10 below (the “Release”), in a form reasonably satisfactory to the Company, and the execution of such Release shall be a condition to Waggoner’s rights under this Section 6(b).  Such Release shall be delivered to Waggoner within ten (10) days of Waggoner’s termination of employment, and no payments pursuant to Section 6(b) shall be made prior to the date that both (i) Waggoner has delivered an original, signed Release to the Company and (ii) the revocability period (if any) has elapsed; provided however, that any payments that would otherwise have been made prior to such date but for the fact that Waggoner had not yet delivered an original, signed Release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable but not later than the seventy-fourth (74th) day following Waggoner’s termination of employment.  Waggoner must deliver an original, signed Release to the Company within ten (10) business days (or such longer period if required by law) after receipt of the same from the Company as a condition to receiving any amount or benefits described in Section 6(b).

7.                                       Section 409A of the Code.

(a)                                  Except to the extent earlier payment is permitted by Section 409A of the Code and the regulations promulgated thereunder, in the event that any amount due to Waggoner hereunder after the termination of his employment shall be considered to be deferred compensation pursuant to Section 409A of the Code, and it is determined that Waggoner is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then the Company shall delay the payment of such amount for six (6) months after the termination of his employment (or until his death, if earlier) or for such other amount of time as may be necessary to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.

(b)                                 This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.  This Agreement shall be construed and interpreted in accordance with such intent.  In addition, any termination of employment under this Agreement shall mean a separation from service as defined in Section 409A of the Code and Treas. Reg. §1.409A-1(h)(1)(ii) (or other similar or successor provision).  The parties agree to make such other amendments to this Agreement as are necessary to comply with the requirements of Section 409A of the Code.

8.                                       Change of Control.  If, during the three (3) months prior to the public announcement of a proposed Change of Control, or at any time within twelve (12) months following a Change of Control, Waggoner’s employment is terminated by the Company for any reason other than Cause, or terminated by Waggoner for Good Reason, Waggoner shall be entitled to, in addition to the compensation and benefits outlined under Section 6(b) above, immediate vesting of the next full year’s Options as if Waggoner’s employment had continued for a period of twelve months following the termination (i.e., accelerated vesting of all options granted).  For purposes of this Agreement, a “Change of Control” shall have the same meaning as the term “Change of Control” set forth in the Company’s 2008 Stock Incentive Plan, as amended.

9.                                       Employee Inventions and Proprietary Rights Assignment Agreement.  Waggoner agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Waggoner and attached hereto as Exhibit A.

10.                                 Covenants Not to Compete or Solicit.  During Waggoner’s employment and for a period of twenty-four (24) months following the termination of Waggoner’s employment for any reason, so long as Waggoner is being paid severance in accordance with the terms of Section 6(b) above, Waggoner shall not, anywhere in the Geographic Area (as defined below), other than on behalf of the Company or with the prior written consent of the Company, directly or indirectly:

(a)                                  perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(b)                                 induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of the Company or solicit the business of any customer or potential customer of the Company, whether or not Waggoner had personal contact with such entity; and

(c)                                  solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or independent contractor of the Company or any subsidiary of the Company to terminate his employment or relationship with the Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.

In the event that Waggoner receives a waiver of the “non-competition” provision from the Company, which the Company may or may not grant in its sole discretion, Waggoner agrees that he will waive any further claim for severance and insurance benefits beginning on the date of his employment with a new organization, provided that such new employment is comparable to Waggoner’s employment with the Company in terms of salary and benefits.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any transportation or logistics-related services that are competitive with in any manner the services sold or offered by the Company during the term of this Agreement.  The term “Geographic Area” shall mean the United States of America.

The covenants contained in this Section 10 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 10 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

11.                                 Equitable Remedies.  Waggoner acknowledges and agrees that the agreements and covenants set forth in Sections 9 and 10 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Waggoner breaches any of the terms of such covenants, and that in the event of Waggoner’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law.  Waggoner accordingly agrees that, in the event of any actual or threatened breach by Waggoner of any of such covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without posting any bond and without the necessity of showing actual monetary damages.  Nothing in this Section 11 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

12.                                 Dispute Resolution.   In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Waggoner and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future).  Waggoner acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

13.                                 Attorneys’ Fees.  Waggoner shall be entitled to recover from the Company his reasonable attorneys’ fees and costs if he prevails in an action to enforce any right arising out of this Agreement.  Such payment will be made as soon as practicable but no later than the fifteenth (15th) day of the third month of the year following the year in which the action to enforce his rights is finalized.

14.                                 Governing Law.  This Agreement has been executed in the State of Illinois, and Waggoner and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

15.                                 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding Shares, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.  In view of the personal nature of the services to be performed under this Agreement by Waggoner, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

16.                                 Entire Agreement.  This Agreement, including its attached Exhibits, constitutes the entire employment agreement between Waggoner and the Company regarding the terms and conditions of his employment, with the exception of (i) those provisions of the Company’s 2008 Stock Incentive Plan, as amended, incorporated by reference pursuant to Section 8 and (ii) any stock option agreement between Waggoner and the Company described in Section 5.  This Agreement (including the documents described in clauses (i) and (ii) of this Section 16) supersedes all prior negotiations, representations or agreements between Waggoner and the Company, whether written or oral, concerning Waggoner’s employment.

17.                                 No Conflict.  Waggoner represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Waggoner is a party or by which Waggoner is bound, including, without limitation, any non-competition or confidentiality agreement previously entered into by Waggoner.

18.                                 Validity.  Except as otherwise provided in Section 10, above, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

19.                                 Modification. This Agreement may not be modified or amended except by a written agreement signed by Waggoner and the Company.

20.                                 Withholding.  All payments made to Waggoner pursuant to this Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to Waggoner for purposes of amounts due to Waggoner under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

Echo Global Logistics, Inc.

By:	/s/ David B. Menzel
Name:	David B. Menzel
Its:	Chief Financial Officer

/s/ Douglas R. Waggoner
Douglas R. Waggoner